Exhibit 10.1

May 9, 2024

Re: ANNUAL COMPENSATION

Dear Robert Friedland,

In recognition of your valuable contribution to the achievements of Ivanhoe Electric as Executive Chairman, I am pleased to advise you that the Ivanhoe Electric Board of Directors ("Board") recently approved the following annual compensation and change of control terms for you:

Compensation

Effective January 1, 2024, your annual base salary is set at US$500,000 (“Base Salary”), which shall be paid retroactively from the effective date. The Base Salary will be reviewed from time to time and, if increased or decreased, such increased or decreased amount shall be the Base Salary hereunder.

In addition to the above Base Salary, you are eligible on an annual basis to receive short term and long term incentive awards, with a short-term bonus target of 100% of Base Salary ("Short Term Bonus") and a long-term bonus target of 200% of Base Salary (“Long Term Bonus”), based on the terms and conditions of the Company's then effective annual incentive and equity based incentive plans or programs as adopted by the Board and contingent upon the degree of achievement of any applicable performance goals. Short Term Bonus and Long Term Bonus shall be awarded in a form of equity as determined by the Board and pursuant to Company’s equity based incentive plans, including the 2022 Long Term Incentive Plan (“Equity Plans”), and associated award agreements.

The compensation set out in this letter will be reviewed annually.

Change in Control

If a Change in Control occurs and, at any time during the twelve (12) month period following such Change in Control, there occurs a termination of your services as Executive Chairman of the Company, you shall be entitled to receive:

(i)	a lump sum cash payment, less applicable withholdings, equal to eighteen (18) months of your annual Base Salary; and

(ii)	your equity incentive awards shall be governed in accordance with the terms of the applicable Equity Plans and award grant agreements.

For the purposes of this Agreement, "Change in Control" means any of the following events occurring after the date hereof:

(i)	a transaction or series of transactions (other than an offering of Common Stock, as defined the Company’s Long Term Incentive Plan, to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any "person" or related "group" of "persons" (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company's securities outstanding immediately after such acquisition; provided however that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an Employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 10.3(f)(iii)(I), 10.3(f)(iii)(II) and 10.3(f)(iii)(III) or (iv); in respect of an Award (as defined in the Company's Long Term Incentive Plan) held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder);

(ii)	the Incumbent Directors, as defined in the Company's Long Term Incentive Plan, or successor plan, cease for any reason to constitute a majority of the Board;

(iii)	the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company's assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(a)	which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

(b)	after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided however that no person or group shall be treated for purposes of this Section as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(c)	after which at least a majority of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board's approval of the execution of the initial agreement providing for such transaction; or

(iv)	the date which is 10 business days prior to the completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such payment (or portion thereof) shall only constitute a Change in Control for purposes of the payment if such transaction also constitutes a "change in control event," as defined in Treasury Regulation Section 1.409A-3(i)(S).

I would like to thank you for your outstanding contributions and look forward to what we will achieve in the remainder of 2024.

Sincerely,

/s/ Priya Patil

Priya Patil

Chair of the Compensation and Nominating Committee